Citigroup Funding Inc. Exchangeable Notes

Exchangeable into the Common Stock of ConocoPhillips

Final Term Sheet

January 5, 2006

Issuer:	Citigroup Funding Inc. (“CFI”).

Issuer Rating:	The creditworthiness of CFI is Aa1/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Underlying Stock:	ConocoPhillips (NYSE, “COP”).

Offering:	Exchangeable Notes (the “Notes”).

Offering Size:	USD 50,000,000.00.

Trade Date:	January 3, 2006.

Issue Date:	January 23, 2006.

Sole Manager:	Citigroup Global Markets Inc.

Offering Price:	100.00%.

Valuation Date:	January 4, 2010.

Maturity Date:	January 11, 2010.

Coupon:	None.

Exchange Premium:	18.65%.

Initial Stock Price:	USD 60.653.

Exchange Price:	USD 71.965.

Exchange Right:	Into such number of shares of the common stock of COP as represented by the Exchange Ratio. Available commencing February 3, 2006.

Exchange Ratio:	13.896 shares of COP per each note of USD 1,000.00.

Call Protection:	Not callable.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 1,000.00.

Settlement:	DTC.

Listing:	None.

CUSIP Number:	17308C CT 1.

Notice:	The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in COP or any of its affiliates. COP has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.